UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

November 1, 2007

INTEGRATED PHARMACEUTICALS, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COMMISSION FILE NUMBER 000-50960

Integrated Pharmaceuticals, Inc.
(Exact name of small business issuer in its charter)

Idaho	04-3413196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

310 Authority Drive
Fitchburg, MA 01420
(Address of principal executive offices) (Zip Code)

(978) 696-0020
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Appointment of Principal Officers

On November 1, 2007, the Board of Directors elected Peter Featherston as President and Chief Executive Officer (CEO) of Integrated Pharmaceuticals, Inc.  The Board also increased the size of the Board to six (6) and filled the vacancy created thereby by electing Mr. Featherston to the Board.

There are no arrangements or understandings between Mr. Featherstone and any other person pursuant to which Mr. Featherston was elected to the Board and is not expected to be named to any of the Board’s committees other than the Audit committee. There have been no transactions between Mr. Featherston and the Company during the last two years involving $60,000 or more.  There is no material plan, contract or arrangement to which Mr. Featherston is a party (or in which he participates) that was entered into or amended in connection with his appointment as CEO or election to the Board.

Mr. Featherston’s compensation as CEO will be based upon a $90,000 annual salary plus a bonus of $20,000 if the Company achieves certain sales objectives.  He will be issued a warrant, exercisable at $0.20 per share, for 500,000 shares of the Company’s common stock.  The warrant will vest as the Company achieves certain sales objectives.  Mr. Featherston will be included in the Company’s health insurance program. It is expected that Mr Featherston will receive a second year salary of $120,000 and a $30,000 bonus and warrant for 250,000 shares at .60 cents and in year three a salary of $150,000 and a $40,000 bonus and warrant of 125,000 shares at $1.20.

Mr. Featherston from 1982 to 2005, was co-founder, co-owner and chief operating and marketing officer of RISMEDIA, a privately held, national real estate media company based in Norwalk, Connecticut. In 2006 and 2007, Mr. Featherston acted as a business consultant/broker and created works of art with notable Americans.

Mr. Featherston is not a director of any other public company, and he is not related to any other officer or director of the Company.

The Company intends to enter into a written employment agreement with Mr. Featherston, but has not yet done so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED PHARMACEUTICALS, INC.

DATE: November 5, 2007	By:	/s/ Peter Featherston
Peter Featherston
President and Chief Executive Officer